AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997

                                                    REGISTRATION NO. 333-______

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                             AMERICAN STORES COMPANY
             (Exact name of registrant as specified in its charter)
                          -----------------------------
         DELAWARE                                            87-0207226
(State or other jurisdiction                               (I.R.S. Employer
of Incorporation or organization)                          Identification No.)

                                 P.O. BOX 27447
                             299 SOUTH MAIN STREET
                         SALT LAKE CITY, UTAH 84127-0447
                                 (801) 539-0112
          (Address and telephone number of principal executive office)

                          -----------------------------
                           KATHLEEN E. MCDERMOTT, ESQ.
                               CHIEF LEGAL OFFICER
                             AND ASSISTANT SECRETARY
                             AMERICAN STORES COMPANY
                              709 EAST SOUTH TEMPLE
                           SALT LAKE CITY, UTAH 84102
                                 (801) 539-0112
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

ERIC S. ROBINSON, ESQ.                                 WINTHROP B. CONRAD, ESQ.
WACHTELL, LIPTON, ROSEN & KATZ                           DAVIS POLK & WARDWELL
51 WEST 52ND STREET                                      450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10019                               NEW YORK, NEW YORK 10017
(212) 403-1000                                              (212) 450-4000

                          -----------------------------

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of these securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                  PROPOSED     PROPOSED
                                                   AMOUNT         MAXIMUM      MAXIMUM
  TITLE OF EACH CLASS                               TO BE        OFFERING      AGGREGATE     AMOUNT OF
     OF SECURITIES                               REGISTERED       PRICE        OFFERING     REGISTRATION
  TO BE REGISTERED(1)<F1>                                        PER UNIT      PRICE(2)<F2>     FEE

-------------------------------------------------------------------------------------------------------------
Debt Securities................................

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $1.00 per share.....

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Depositary Shares..............................

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Common Stock, par
value $1.00 per
share(3)<F3>.......................................


-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Total..........................................                              $1,000,000,000   $303,030.30 (4)<F4>
=============================================================================================================

<F1>(1) Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The securities registered hereunder include such indeterminate number of shares of Common Stock or Preferred Stock as may be issued in exchange for, or upon conversion of, securities registered hereunder.

<F2>(2) Estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended ("Rule 457(o)"), solely for the purpose of determining the registration fee.

<F3>(3) Attached to the Common Stock are preferred share purchase rights that will not be exercisable prior to the occurrence of certain events.

<F4>(4) Calculated pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997

  PROSPECTUS

                             AMERICAN STORES COMPANY

                                 $1,000,000,000

                                 DEBT SECURITIES

                                 PREFERRED STOCK

                                DEPOSITARY SHARES

                                  COMMON STOCK

     American Stores Company ("American Stores" or the "Company") may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series, (ii) shares of preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, or fractional interests in shares of Preferred Stock represented by depositary shares ("Depositary Shares"), or
  (iii) shares of common stock, par value $1.00 per share ("Common Stock") (the Debt Securities, Preferred Stock, Depositary Shares and Common Stock are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed U.S.$1,000,000,000, or its equivalent if some or all of the Securities are denominated in one or more foreign currencies, foreign currency units, or composite currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. The Debt Securities may be senior ("Senior Debt Securities") or subordinated ("Subordinated Debt Securities"). The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Debt Securities will be subordinate to all existing and future Senior Indebtedness as defined in the Subordinated Indenture described herein. The Debt Securities of any series and Preferred Stock of any series may be convertible into or exchangeable for Debt Securities of another series or other securities of the Company.

     Specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to American Stores from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, any modification of the covenants and any other specific terms thereof; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends will be payable and dates from which dividends will accrue, any redemption or sinking fund provisions, any conversion or exchange rights, any other relative rights and whether American Stores has elected to offer fractional interests in the Preferred Stock in the form of Depositary Shares evidenced by depositary receipts; and (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof. The amounts payable by the Company in respect of Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in the Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

     The Debt Securities may be issued only in registered form, including in the form of one or more global securities ("Global Securities"), unless otherwise set forth in the Prospectus Supplement.

     The outstanding Common Stock is listed on the New York Stock Exchange, Inc., the Chicago Stock Exchange, Inc., the Pacific Exchange, Inc. and the Philadelphia Stock Exchange, Inc. (collectively, the "Exchanges") under the symbol "ASC." On December 23, 1997 the last reported sale price of the Common Stock on the New York Stock Exchange, Inc. was $20.13 per share. Any Common Stock offered will be listed, subject to notice of issuance, on the Exchanges. The applicable Prospectus Supplement will contain information about any listing of the other Securities on any securities exchange.

     The Securities may be sold directly, through agents designated from time to time, or through underwriters or dealers. If any agents of American Stores or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters, or dealers, any applicable commissions or discounts, and the net proceeds to the Company will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and dealers.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                 STATE SECURITIES COMMISSION NOR HAS THE SECURI-
                    TIES AND EXCHANGE COMMISSION OR ANY STATE
                      SECURITIES COMMISSION PASSED UPON THE
                        ACCURACY OR ADEQUACY OF THIS PRO-
                         SPECTUS. ANY REPRESENTATION TO
                           THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                      The date of this Prospectus is       , 199 .

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN OR THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048; or from the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information are also available for inspection and copying at the offices of each of the following exchanges on which the Company's Common Stock is listed: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information with respect to the Company and the Securities, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies thereof may be obtained from the Commission at prescribed rates.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and certain of the documents incorporated herein by reference contain certain forward-looking statements about the future performance of the Company which are based on management's assumptions and beliefs in light of the information currently available to it. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food and drug industries generally and particularly in the Company's principal markets; the ability of the Company to implement the Company's centralization initiatives in accordance with the currently contemplated schedule and budget; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access the public debt and equity markets to refinance indebtedness and fund the Company's capital expenditure program on satisfactory terms; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company (File No. 1-5392) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, which incorporates by reference certain portions of (a) the Company's 1996 Annual Report to Stockholders and (b) the Company's proxy statement for the 1997 Annual Meeting of Stockholders;

         2. The Company's Quarterly Reports on Form 10-Q for the periods ended May 3, 1997, August 2, 1997 and November 1, 1997;

         3. The Company's Current Reports on Form 8-K dated February 21, 1997, April 1, 1997, April 3, 1997 and July 11, 1997.

         4. Amendment No. 6 to the Company's Registration Statement on Form 8-A, Commission File No. 1-5392, filed with the Commission on July 17, 1997, in which there is described the terms, rights and provisions applicable to the Company's Preferred Share Purchase Rights, and any similar report or amendment filed subsequently for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to American Stores Company, 709 East South Temple, Salt Lake City, Utah 84102, P.O. Box 27447, Salt Lake City, Utah 84127-0447, Attention: Investor Relations (telephone:

801-539-0112).

     CERTAIN PERSONS PARTICIPATING IN ANY OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID DURING AND AFTER SUCH OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "PLAN OF DISTRIBUTION."

                                   THE COMPANY

     American Stores is one of the nation's leading food and drug retailers with annual sales in its fiscal year ended February 1, 1997 of $18.7 billion. The Company is principally engaged in a single industry segment, the retail sale of food and drug merchandise. The Company's principal food operations are Acme Markets, Jewel Food Stores, Lucky Stores Northern California Division, Lucky Stores Southern California Division and Jewel Osco Southwest. The Company's drug stores operate under the Osco Drug and Sav-on names. As of February 1, 1997, the Company operated 1,695 stores in 27 states, including 166 combination stores which are jointly operated by the Company's food and drug store operations and are each counted as two separate stores. The Company's principal executive offices are located at 709 East South Temple, Salt Lake City, Utah 84102 (telephone: 801-539-0112). References to the "Company" in this Prospectus include American Stores Company and its subsidiaries unless the context otherwise requires.

     In 1993, the Company made a strategic decision to move from a holding company orientation to an operating company approach to take advantage of the size and strength of its operations. Key aspects of the Company's strategy and business strengths are:

STRONG MARKET POSITIONS

     The Company's food and drug store operations hold leading market positions, generally number one or two, in each of their core market areas. The Company works to maintain and expand its strong market positions by significantly investing in core market areas.

MAINTAIN A MODERN STORE BASE

     Over the last several years, the Company has significantly increased its capital spending to improve and expand its store base. Capital spending grew from $565 million in 1994 to $801 million in 1995, and to $1.0 billion in 1996. New and replacement stores are an increasingly important focus of the capital spending program, accounting for 34% of capital spending in 1994, 45% in 1995, and 57% in 1996, and are expected to account for over 50% of capital spending in 1997. The Company expects to continue to make significant investments in its store base. In 1997, the Company plans to spend approximately $1.0 billion for capital expenditures. The Company plans to open over 100 new and replacement stores (including 20 jointly operated combination stores which are each counted as two separate stores) and to remodel approximately 100 stores in 1997.

EMPHASIZE COMPETITIVE FORMATS

     The type and mix of store formats must keep pace with the constant changes in customers' needs and tastes. The Company believes that the success of individual food and drug stores is enhanced when they are paired together in a combination store that maintains the identity and full selection of each. The Company also believes that having both combination food and drug stores and stand-alone drug stores in the same market better enables it to meet customer needs. New stores currently being developed are combination food and drug stores of approximately

65,000 square feet and stand-alone drug stores of approximately
16,500 square feet. As of February 1, 1997, the Company operated 233 combination stores (including 166 combination stores jointly operated by the Company's food and drug operations) and plans to open an additional 32 combination stores in 1997 (including 20 jointly operated combination stores).

DELTA INITIATIVES

     "Delta" is a series of initiatives that is transforming the Company from seven regional, autonomous business units to a single centrally focused operating company. Delta seeks to build on the size of the Company and develop common business processes and systems to best manage growth for the future. Following completion of all of the Delta initiatives, the Company expects to be able to buy products and move them through the supply chain more quickly, efficiently and cost-effectively. The information gathered from the common systems and processes will also assist the Company's marketing and merchandising programs which are designed to enhance sales and margin growth.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data in the following table (other than the information under "Other Data", which is unaudited) for each of the five years in the period ended February 1, 1997 have been derived from the Company's consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors.


                                FISCAL YEAR ENDED
                      ------------------------------------------------------------------
                      FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,  JANUARY  29,   JANUARY 30,
                        1997(1)<F1>  1996(2)<F2>   1995         1994           1993
                      -----------  -----------  -----------  ------------   -----------
                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND "OTHER DATA")

INCOME STATEMENT
  Sales.............  $18,678,129  $18,308,894  $18,355,126  $18,763,439    $19,051,180
  Cost of
   merchandise
   sold, including
   warehousing and
   transportation
   expenses(3)<F3>.... 13,713,151   13,558,690   13,603,882   13,985,115     14,250,344
                      -----------  -----------  -----------  ------------   ------------
  Gross profit......    4,964,978    4,750,204    4,751,244    4,778,324      4,800,836
  Operating and
   administrative
   expenses(3)<F3>....  4,203,302    4,043,381    4,101,176    4,136,442      4,177,522
                      -----------  -----------  -----------  ------------   ------------
  Operating profit..      761,676      706,823      650,068      641,882        623,314
  Other income
   (expense):
   Interest expense.     (171,558)    (159,545)    (170,703)    (189,773)      (214,394)
   Other............      (85,566)       3,638      126,898       28,696        (30,639)
                      -----------  -----------  -----------  ------------   ------------
  Total other
   income (expense)      (257,124)    (155,907)     (43,805)    (161,077)      (245,033)
                      -----------  -----------  -----------  ------------   ------------
  Earnings before
   income taxes and
   extraordinary
   item.............      504,552      550,916      606,263      480,805        378,281
  Federal and state
   income taxes.....     (217,331)    (234,107)    (261,079)    (218,715)      (170,815)
                      -----------  -----------  -----------  ------------   ------------
  Earnings before
   extraordinary
   item.............      287,221      316,809      345,184      262,090        207,466
  Extraordinary
   item--early
   retirement of
   debt, net of
   taxes............           --           --           --      (15,000)             --
                      -----------  -----------  -----------  ------------   ------------
  Net earnings......  $   287,221  $   316,809  $   345,184  $   247,090    $    207,466
                      ===========  ===========  ===========  ============   ============
  Average common
   shares
   outstanding (in
   thousands)(4)<F4>..    291,776      293,887      285,534      284,403         280,626
  Earnings per
   common share
   before
   extraordinary
   item(4)<F4>......  $       .98  $      1.08  $       1.21 $       .92    $        .74
  Extraordinary
   item(4).........          --           --            --          (.05)            --
                      -----------  -----------  -----------  ------------   ------------
  Net earnings per
   common share(4)<F4>$       .98  $      1.08  $       1.21 $       .87    $        .74
                      ===========  ===========  ===========  ============   ============
  Fully diluted
   earnings per
   share(4)<F4>       $       .98  $      1.07  $       1.17 $       .84    $        .71
FINANCIAL STATISTICS
                      ===========  ===========  ===========  ============   ============
  Gross profit
   margin...........         26.6%        25.9%         25.9%       25.5%           25.2%
  Operating profit
   margin...........          4.1%         3.9%          3.5%        3.4%            3.3%
  Capital
   expenditures(5)<F5>$   999,986  $   801,371  $   565,313  $   652,928    $    476,617

  Depreciation and
   amortization.....      440,445      404,562      407,286      384,307         370,439
  Total assets......    7,881,405    7,362,964    7,031,566    6,927,434       6,763,793
  Working capital...      364,815       96,264      200,664      (58,290)        101,215
  Total debt........    2,679,147    2,240,168    2,205,291    2,167,999       2,248,316
  Shareholders'
   equity...........    2,535,427    2,354,496    2,050,921    1,742,285       1,544,014
  FIFO EBITDA(6)<F6>..  1,127,963    1,127,829    1,192,437    1,062,089         979,663
  Cash dividends
   per common
   share(4)<F4>...... $       .32  $       .28  $        .24 $       .20    $       .18
OTHER DATA
  Comparable store
   sales increase
   (decrease).......          3.3%         1.4%          0.5%       (0.7)%         (0.5)%

  Total stores(7)<F7>.      1,695        1,650         1,597       1,695          1,672
  Total retail
   square footage
   (in thousands)...       33,823       32,523        31,179      32,727         32,320

  Number of stores
   opened/acquired(7)<F7>     122           92            49          98            151
------------------------

<F1>(1) Includes special charges totaling $100 million, pre-tax ($.21 per share after tax), included in gross profit ($10 million), operating and administrative expenses ($15.5 million) and other ($74.5 million).

<F2>(2) Fifty-three week fiscal year.

<F3>(3) Beginning with the first quarter of 1996, advertising expense is classified as cost of merchandise sold, rather than operating expense. Prior periods have been reclassified to conform to the new presentation.

<F4>(4) Restated as necessary to reflect the April 1994 and July 1997 two-for-one common stock splits.

<F5>(5) Amount includes capitalized leases and the net present value of property, plant and equipment leased under operating leases.

<F6>(6) Earnings before LIFO inventory charges, interest expense, taxes, depreciation and amortization. EBITDA is not derived pursuant to generally accepted accounting principles ("GAAP") and therefore should not be construed as an alternative to operating profit, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.

<F7>(7) Includes jointly operated combination stores which are each counted as two separate stores.

                                 USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including the repayment of existing indebtedness, additions to working capital and capital expenditures. Any specific allocation of the net proceeds of an offering of Securities to a specific purpose will be described in the related Prospectus Supplement. The Company anticipates that it will raise additional funds from time to time through equity or debt financings to refinance outstanding indebtedness and to finance its businesses.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the Company for the fiscal years ended February 1, 1997, February 3, 1996, January 28, 1995, January 29, 1994 and January 30, 1993 was 2.76, 3.09, 3.27, 2.68 and 2.21 respectively, and for the thirty-nine week periods ended November 1, 1997 and November 2, 1996 was 2.37 and 2.85, respectively. In the computation of the ratio of earnings to fixed charges for the Company, earnings consist of earnings before income taxes and before cumulative effect of changes in accounting principles plus fixed charges (adjusted for capitalized interest). Fixed charges consist of interest, whether expensed or capitalized (including the amortization of debt expense), plus the amount of rental expense which is representative of the interest factor in the particular case.

                         DESCRIPTION OF DEBT SECURITIES

     The following descriptions of the terms of the Debt Securities set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities which will constitute senior debt of the Company are to be issued under an Indenture (the "Senior Debt Indenture"), to be entered into between the Company and a trustee to be determined (the "Senior Trustee"), and Debt Securities which will constitute subordinated debt of the Company are to be issued under an Indenture (the "Subordinated Debt Indenture" and, collectively with the Senior Debt Indenture, the "Indentures"), to be entered into between the Company and a trustee to be determined (the "Subordinated Trustee"), the forms of which have been filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective Indentures, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indentures are referred to herein, such provisions or defined terms are incorporated by reference.

GENERAL

     The Debt Securities will be unsecured senior or subordinated obligations of the Company.

     The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) the currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable; (iii) any date of maturity; (iv) the method by which amounts payable in respect of principal, premium (if any) or interest on, or upon the redemption of, such Debt Securities may be calculated, and any currencies or indices, or value, rate or price, relevant to such calculation; (v) interest rate or rates (or the method by which such rate will be determined), if any; (vi) the date or dates on which any such interest will be payable; (vii) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (viii) any redemption, repayment or sinking fund provisions; (ix) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; (x) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xi) any other specific terms of the Offered Debt Securities, including any additional or different events of default, remedies or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer Securities and the coupons, if any ("Coupons"), appertaining thereto will be transferable by delivery.

     Debt Securities may bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement to the extent not described herein.

     Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value or price of one or more currencies or indices. Holders of such Debt Securities may receive a payment of the principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, or a redemption amount on any redemption date that is greater than or less than the principal amount of such Debt Securities, depending upon the value or price on such dates of the applicable currency or index. Information for determining the amount of principal, premium (if any), interest or redemption amounts payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the relevant Prospectus Supplement.

     Substantially all of the Company's assets are held by the Company's subsidiaries. The rights of the Company and its creditors, including the Holders of the Debt Securities, to participate in the assets of any subsidiary upon any liquidation or reorganization of such subsidiary or otherwise will be effectively subordinated to and subject to the prior claims of creditors of such subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. As of February 1, 1997, the Company's subsidiaries had approximately $3.5 billion of debt and other obligations. The ability of the Company to pay principal of and premium, if any, and interest on the Debt Securities will be dependent upon the receipt of funds from its subsidiaries by way of dividends, interest, loans or otherwise.

SENIOR DEBT

     The Debt Securities and Coupons, if any, appertaining thereto that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

     The Senior Debt Indenture also provides the following covenants:

     Limitations on Liens. The Company covenants that, so long as any Debt Securities under the Senior Debt Indenture remain outstanding, it will not, and will not permit any Restricted Subsidiary (as defined below) to issue, assume or guarantee any Indebtedness (as defined below) which is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon any Operating Property or Operating Asset, whether now owned or hereafter acquired, of the Company or any Restricted Subsidiary without effectively providing that such Debt Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with such Debt Securities) shall be equally and ratably secured by a lien on such assets ranking ratably with or equal to (or at the Company's option prior to) such secured Indebtedness, except that the foregoing restriction shall not apply to (a) liens on any property or assets of any corporation existing at the same time such corporation becomes a Restricted Subsidiary provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (b) liens on any property or assets (including stock) existing at the time of acquisition thereof, or to secure the payment of the purchase price of such property or assets, or to secure indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing the purchase price of such property or of improvements or construction thereon, which indebtedness is incurred, assumed or guaranteed prior to, at the time of, or within 18 months after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operations at such property, whichever is later (which in the case of a retail store is the opening of the store for business to the public)) provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (c) liens securing indebtedness owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (d) liens on any property or assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (e) liens on any property or assets of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the property or assets subject to such liens (including but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing); (f) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (e), inclusive; (g) certain statutory liens or other similar liens arising in the ordinary course of business of the Company or a Restricted Subsidiary, or certain liens arising out of governmental contracts; (h) certain pledges, deposits or liens made or arising under worker's compensation or similar legislation or in certain other circumstances; (i) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; (j) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business, or the ownership of the property or assets of the Company or of a Restricted Subsidiary, which were not incurred in connection with the borrowing of money and which do not in the opinion of the Company, materially impair the use of such property or assets in the operation of the business of the Company or such Restricted Subsidiary or the value of such property or assets for the purposes thereof; or (k) liens not permitted by the foregoing clauses (a) to (j), inclusive, if at the time of and after giving effect to, the creation or assumption of such liens, the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries secured by all liens not so permitted by the foregoing clauses (a) through (j), inclusive, together with the Attributable Debt (as defined below) in respect of Sale and Lease-Back Transactions permitted by clause (a) under "Limitation on Sale and Lease-Back Transactions" below, does not exceed the greater of (i) $250 million or (ii) 15% of Consolidated Net Tangible Assets (as defined below).

     Limitation on Sale and Lease-Back Transactions. So long as any Debt Securities under the Senior Debt Indenture are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary of any Operating Property or Operating Asset (other than any such arrangement involving a lease for a term, including renewal rights, for not more than three years and leases between the Company and a Subsidiary or between Subsidiaries), whereby such Operating Property or Operating Asset has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such person (a "Sale and Lease-Back Transaction") unless (a) the Company or such Restricted Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a lien on the Operating Property or Operating Asset to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the Debt Securities pursuant to the provisions described under "Limitations on Liens" above, or (b) the proceeds of the sale of the Operating Property or Operating Assets to be leased are at least equal to their fair market value and an amount in cash equal to the net proceeds is applied, within 180 days of the effective date of such transaction to the purchase or acquisition (or, in the case of Operating Property, the construction) of Operating Property or Operating Assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or redemption provision and other than Indebtedness owned by the Company or any Restricted Subsidiary) of Debt Securities or of Funded Indebtedness (as defined below) of the Company ranking on a parity with or senior to the Debt Securities, or in the case of a Sale and Lease-Back Transaction by a Restricted Subsidiary, of Funded Indebtedness of such Restricted Subsidiary, provided that in connection with any such retirement, any related loan commitment or the like shall be reduced in an amount equal to the principal amount so retired. The foregoing restriction shall not apply to, in the case of any Operating Property or Operating Asset acquired or constructed subsequent to the date eighteen months prior to the date of the Indenture, any Sale and Lease-Back Transaction with respect to such Operating Asset or Operating Property (including presently owned real property upon which such Operating Property is to be constructed) if a binding commitment is entered into with respect to such Sale and Lease-Back Transaction within 18 months after the later of the acquisition of the Operating Property or Operating Asset or the completion of improvements or construction thereon or commencement of full operations at such Operating Property (which in the case of a retail store is the opening of the store for business to the public).

     Definitions. "Attributable Debt" means in connection with a Sale and Lease-Back Transaction the aggregate of present values (discounted at a rate per annum equal to the average interest borne by all outstanding Debt Securities determined on a weighted average basis and compounded semi-annually) of the obligations of the Company or any Subsidiary for net rental payments during the remaining term of the applicable lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease" means any lease of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet; and "Capitalized Lease Obligation" means the amount of the liability which should be so capitalized or disclosed.

     "Consolidated" when used with respect to any of the terms defined in the Indenture, refers to such terms as reflected in a consolidation of the accounts of the Company and its Restricted Subsidiaries in accordance with generally accepted accounting principles.

     "Funded Indebtedness" means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

     "Indebtedness" means all obligations (other than the Debt Securities of such series) of, or guaranteed or assumed by, the Company or any Restricted Subsidiary for borrowed money or evidenced by bonds, debentures, notes or other similar instruments.

     "Net Tangible Assets" means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (a) all liability items except Funded Indebtedness, Capitalized Lease Obligations, stockholders' equity and reserves for deferred income taxes and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet.

     "Operating Assets" means all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary.

     "Operating Property" means all real property and improvements thereon owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located, provided that such term shall not include any store, warehouse, service center or distribution center which the Company's Board of Directors declares by written resolution not to be of material importance to the business of the Company and its Restricted Subsidiaries.

     "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. "Non-Restricted Subsidiary" means any Subsidiary that the Company's Board of Directors has in good faith declared pursuant to a written resolution not to be of material importance, either singly or together with all other Non-Restricted Subsidiaries, to the business of the Company and its consolidated Subsidiaries taken as a whole. Initially the Company will have no Non-Restricted Subsidiaries.

     "Subsidiary" means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or (ii) any partnership of which more than 50% of the partnership interests are owned by the Company or any Subsidiary.

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Offered Debt Securities, the covenants applicable to the Debt Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving the Company or in the event of a material adverse change in the Company's financial condition or results of operation. Unless otherwise specified in the Prospectus
Supplement relating to a particular series of Offered Debt Securities, the Debt Securities do not contain any other provisions that are designed to afford protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATED DEBT

     The Debt Securities and Coupons, if any, appertaining thereto that will constitute part of the subordinated debt of the Company (the "Subordinated Debt Securities") will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as all indebtedness of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes, letters of credit, interest rate exchange agreements, currency exchange agreements, commodity forward contracts or other similar instruments, or indebtedness or obligations with respect to any lease of real or personal property whether existing on the date hereof or hereinafter incurred, and any guarantee, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, provided that Senior Indebtedness shall not include (i) obligations that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, were without recourse to the Issuer, (ii) obligations of the Company to any Subsidiary, and (iii) any other obligations which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Subordinated Debt Securities.

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation or other similar proceedings including reorganization in respect of the Company or a substantial part of its property or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, unless, in the case of a default under clause (ii) above, the default with respect to the Senior Indebtedness is cured or waived, or 180 days pass after notice of the default is given to the holders of Senior Indebtedness (unless the maturity of such Senior Indebtedness has been accelerated), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made, in accordance with the relevant Senior Indebtedness, for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordinated Debt Securities or of such Coupons. No new period of suspension of payments under clause (ii) above may be commenced by reason of the same event of default (or any other event of default that existed or was continuing on the date of the commencement of such period) within twelve months after the first such notice relating thereto. Without limitation of the foregoing, upon any acceleration of the Subordinated Debt Securities because of an Event of Default, the Company must promptly notify the holders of Senior Indebtedness of such acceleration, and may not pay the Subordinated Debt Securities unless (A) 120 days pass after such acceleration and (B) the terms of the Subordinated Debt Indenture permit such payment at such time.

     By reason of such subordination, in the event of bankruptcy, insolvency or liquidation of the Company, creditors of the Company who are holders of Senior Indebtedness and general creditors of the Company may recover more, ratably, than holders of the Subordinated Debt Securities. Certain contingent obligations of the Company, including certain guarantees, letters of credit, interest rate exchange agreements, currency exchange agreements and commodity forward contracts, would constitute Senior Indebtedness if such contingent obligations became payable by the Company.

     The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness. The Subordinated Debt Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness or any other indebtedness and does not contain financial covenants or similar restrictions on the Company.

CONVERSION AND EXCHANGE

     The terms, if any, on which Debt Securities of any series will be convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock or Preferred Stock to be received by the holders of the Debt Securities would be calculated according to the factors and at such time as summarized in the related Prospectus Supplement.

MERGER AND CONSOLIDATION

     Each Indenture provides that the Company will not merge or consolidate with any corporation, partnership or other entity and will not sell, lease or convey all or substantially all its assets to any entity, unless the Company shall be the surviving entity, or the surviving entity or the successor entity that acquires all or substantially all the assets of the Company shall be a corporation or partnership organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Company under such Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company or such successor entity shall not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Company.

EVENTS OF DEFAULT

     An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of any principal of the

Debt Securities of such series, either at maturity (or upon a redemption), by declaration or otherwise (including any sinking fund payment); (b) default for 30 days in payment of any interest on any Debt Securities of such series;
(c) default for 60 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of outstanding Debt Securities of such series, in the observance or performance of any other covenant or agreement in the Debt Securities of such series or the Indenture other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than such series; (d) certain events of bankruptcy, insolvency or reorganization relating to the Company or any Significant Subsidiary (as such term is defined in Regulation S-X under the Exchange Act). In addition, with respect to Senior Debt Securities, the Senior Debt Indenture defines an event of default as being: (e) failure by the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of indebtedness, in an amount in excess of $25,000,000 or the equivalent thereof in any other currency or composite currency and continuance of such failure for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of outstanding Debt Securities of such series; (f) a default with respect to any indebtedness of the Company or any Significant Subsidiary, which default results in the acceleration of any indebtedness (other than non-recourse obligations or the Debt Securities of such series) in an amount in excess of $25,000,000 without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of outstanding Debt Securities of such series, indebtedness being defined to mean all obligations of, or guaranteed or assumed by, the Company or any Significant Subsidiary for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; provided, however, that if any such failure, default or acceleration referred to in clause (e) or (f) above shall cease to exist or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured and (g) any other Event of Default provided with respect to Debt Securities of that series.

     Each Indenture provides that, if an Event of Default shall have occurred and be continuing (other than an Event of Default specified in clause (d) above relating to the Company), either the Trustee or the holders of not less than 25% in the principal amount of the Debt Securities of such series then outstanding may declare the principal of all Debt Securities of such series and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal (including any required purchase) of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of such series then outstanding. If an Event of Default specified in clause (d) above relating to the Company occurs, such principal amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     Each Indenture provides that the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, has no obligation to exercise any right or power granted it under the Indenture at the request of holders of Debt Securities unless the Trustee is indemnified by such holders. Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     Each Indenture provides that no holder of Debt Securities of any series issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal, premium (if any) or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and the holders of not less than 25% in principal amount of the Debt Securities of such series issued under such Indenture then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of such series issued under such Indenture and then outstanding.

     Under each Indenture, the Company is required to file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise specified in the applicable Prospectus Supplement, the Company can discharge or defease its obligations with respect to each series of Debt Securities as set forth below.

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also discharge any and all of its obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost, or stolen series of Debt Securities or to maintain an office or agency in respect of such series of Debt Securities. Defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under the Indenture;
(ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax pur-poses as a result of such defeasance and that defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on such series of Debt Securities (such opinion must be based on a ruling of the Internal Revenue Service (the "IRS") or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of (and premium, if any) and interest on the Subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 121st day after such deposit date and (b) the Company delivers to the Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the Trustee and the holders of the Subordinated Debt Securities would be entitled to certain rights as secured creditors in such trust funds.

MODIFICATION OF THE INDENTURE

     Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure such Debt Securities, (b) evidence the assumption by a successor entity of the obligations of the Company, (c) add covenants for the protection of the holders of such Debt Securities, (d) evidence the acceptance of appointment by a successor trustee or (e) cure any ambiguity or correct any inconsistency in the Indenture or amend the Indenture in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of Debt Securities issued thereunder.

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of any series issued under such Indenture then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or any premium thereon or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or otherwise change the redemption provisions in a manner adverse to holders or change the currency in which the principal thereof or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification.

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

CONCERNING THE TRUSTEES

     The Trustees, in their individual or any other capacity, may perform services for the Company and may otherwise deal with the Company as if they were not the Trustees. If a Trustee has or shall acquire any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act of 1939, as amended, after a default under the relevant indenture) the Trustee shall either eliminate such conflicting interest or resign as Trustee.

BOOK-ENTRY SYSTEM

     Unless otherwise specified in the applicable Prospectus Supplement, any Debt Securities will be represented by certificate in book entry form ("Global Debt Securities") as set forth below.

     Any Global Debt Securities will be registered in the name of DTC's nominee. Except as set forth below, a Global Debt Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     DTC has advised the Company and the Underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

     Upon the issuance by the Company of any Global Debt Securities, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities to the accounts of participants. The accounts to be credited will be designated by the applicable Underwriter. Ownership of beneficial interests in a Global Debt Security will be limited to participants or persons that may hold interests through participants. Beneficial interests in a Global Debt Security will be shown on, and the transfer thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that may hold interests through participants (with respect to beneficial interests of beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

     For a Global Debt Security, so long as DTC or its nominee is the registered owner of such Global Debt Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Debt Security for all purposes under the Senior Debt Indenture. Except as provided below, owners of beneficial interests in a Global Debt Security will not be entitled to have Debt Securities represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certificated form and will not be considered the owners or holders thereof under the Senior Debt Indenture.

     Principal and interest payments in respect of the Debt Securities will be made in immediately available funds by the Company to DTC or its nominee, as the case may be, as the holder of the related Global Debt Securities. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Debt Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Neither the Company nor the Trustee will have any responsibility or liability for DTC's exercise of or failure to exercise any redemption option with respect to any Debt Securities on behalf of any holder of a beneficial interest therein, other than the Company's obligation to redeem such Debt Securities if such option is properly exercised by DTC or its nominee, as registered holder, in accordance with the procedures specified therefor. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of any Global Debt Securities, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debt Securities as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in any Global Debt Securities will be governed by standing customer instructions and customary practices, as is now the case, with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Payments to DTC in respect of the Debt Securities which are represented by any Global Debt Securities shall be the responsibility of the Company or the Trustee, disbursement of such payments to direct participants shall be the responsibility of DTC and disbursement of such payments to beneficial owners shall be the responsibility of direct and indirect participants.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners, and vice versa, are governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time; and neither the Company nor the Trustee will have any responsibility or liability with respect thereto.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy of such information.

     If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities in certificated form in exchange for each Global Debt Security. In addition, the Company may at any time determine not to have one or more series of Debt Securities represented by any Global Debt Securities. In any such instance, owners of beneficial interests in any such Global Debt Security will be entitled to physical delivery of Debt Securities in certificated form equal in principal amount to such beneficial interest and to have such Debt Securities registered in their names. Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

                         DESCRIPTION OF PREFERRED STOCK

     The Company currently has no shares of Preferred Stock outstanding. The Company is authorized to issue 10,000,000 shares of Preferred Stock, which may be issued from time to time in one or more series with such voting rights, dividend rates, rights, preferences and limitations as may be determined by the Company's Board of Directors. Satisfaction of any dividend preferences of any outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends to holders of the Common Stock on some or all matters submitted to stockholders. Holders of Preferred Stock would normally be entitled to receive a preference payment before any payment is made to holders of Common Stock in the event of any liquidation, dissolution or winding up of the Company. Holders of Preferred Stock may be entitled to vote with holders of Common Stock. For a description of certain existing provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and of the Company's By-Laws which may have an anti-takeover effect, see "Certain Provisions of the Restated Certificate of Incorporation and By-Laws." The Company has authorized a series of Preferred Stock in connection with its Preferred Share Purchase Rights Plan, a description of which is contained in Amendment No. 6 to the Company's Registration Statement on Form 8-A, dated July 17, 1997, which is incorporated by reference herein. See "Available Information."

     The descriptions of the Preferred Stock set forth below and the descriptions of the terms of a particular series of Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to American Stores' Restated Certificate of Incorporation, and the certificate establishing designation, preferences and rights relating to such series or the Rights Agreement referred to below. All material terms of the Preferred Stock will be described herein or in a Prospectus Supplement.

     The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

           (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

           (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

           (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

           (iv) The liquidation preference, if any, applicable to shares of the series;

           (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

           (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

           (vii) The voting rights, if any, of the shares of the series;

           (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

           (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

           (x) Whether fractional interests in shares of the series will be offered in the form of Depositary Shares as described below under "Description of Depositary Shares"; and

           (xi) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

     The name of the transfer agent, registrar, dividend disbursing agent and redemption agent, as applicable, will be disclosed in a Prospectus Supplement.

                           DESCRIPTION OF COMMON STOCK

     As of November 29, 1997, there were 273,328,276 shares of Common Stock outstanding. The holders of Common Stock of the Company are entitled to receive dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, subject to the prior rights of any holders of Preferred Stock. The holders of Common Stock are entitled upon liquidation, dissolution or winding up of the Company to share ratably in the net assets of the Company after satisfaction in full of the prior rights of creditors of the Company and any holders of Preferred Stock.

     The holders of Common Stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. The holders of Common Stock do not have cumulative voting rights, any preferential or preemptive rights with respect to any securities of the Company, or any conversion rights. The Common Stock is not subject to redemption and is not entitled to the benefit of any sinking fund. The outstanding shares of Common Stock are fully paid and nonassessable. For a description of certain existing provisions of the Certificate, and of the Company's By-Laws which may have an anti-takeover effect, see "Certain Provisions of the Restated Certificate of Incorporation and By-Laws." First Chicago Trust Company of New York is the Transfer Agent and Registrar and dividend paying agent for the Common Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Stock which have been or will be filed with the Commission in connection with the offering of such series of Preferred Stock. All material terms of the Deposit Agreement, the Depositary Shares and the Depositary Receipts will be described herein or in a Prospectus Supplement.

GENERAL

     American Stores may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, American Stores will provide for the issuance by a Depositary to the public of receipts for Depositary Shares, each of which will represent fractional interests of a particular series of Preferred Stock (which will be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock).

     The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between American Stores and a bank or trust company selected by American Stores having its principal office in the

United States and having a combined capital and surplus of at least
$50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in shares of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering for Preferred Stock described in the related Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion, as nearly as practicable, to the numbers of such Depositary Shares owned by such holders on the relevant record date, subject to any applicable tax withholding. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of American Stores, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders, subject to any applicable tax withholding.

     Any subscription or similar rights offered by American Stores to holders of Preferred Stock will be made available to the holders of Depositary Shares in such manner as the Depositary may determine, with the approval of American Stores.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever American Stores re-deems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled, including any accrued and unpaid dividends payable in connection with such redemption, upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING OF PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and American Stores will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between American Stores and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by American Stores or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of American Stores and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     American Stores will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. American Stores will pay charges of the Depositary in connection with the initial deposit of any Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and gov-ernmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to American Stores notice of its election to do so, and American Stores may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from American Stores which are delivered to the Depositary and which American Stores is required to furnish to the holders of the applicable Preferred Stock.

     Neither the Depositary nor American Stores will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of American Stores and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

                            CURRENT CAPITAL STRUCTURE

     As of the date of this Prospectus, American Stores is authorized by its Restated Certificate of Incorporation to issue 700,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of November 29, 1997, there were 273,328,276 shares of Common Stock and no shares of Preferred Stock outstanding. In addition, as of November 29, 1997, 37,068,467 shares of Common Stock were authorized and remained available for issuance under American Stores' stock option plans and other employee benefit plans. The Company has authorized a series of Preferred Stock in connection with its Preferred Share Purchase Rights Plan, a description of which is contained in Amendment No. 6 to the Company's Registration Statement on Form 8-A, dated July 17, 1997, which is incorporated by reference herein. See "Available Information."

   CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     Certain existing provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and of the Company's By-Laws, may have an anti-takeover effect.

Under the Certificate, (a) any merger or consolidation of the Company with any other person or entity, if such other person or entity and its affiliates, individually or in the aggregate, are directly or indirectly the beneficial owners of more than 10% of the outstanding Common Stock (a "Related Person"),
(b) any sale or exchange of all or substantially all of the Company's assets or business to or with a Related Person, or (c) any issuance or delivery of any of the Company's stock or other securities in exchange or payment for any properties or assets of a Related Person or any securities issued by a Related Person, or in any merger of any affiliate of the Company with or into any Related Person or any of its affiliates, requires, in addition to any approval otherwise required by law, the approval of not less than two-thirds of the outstanding Common Stock not owned by such Related Person, unless the Board of Directors approves the transaction by a two-thirds vote of the then authorized number of directors or by a vote taken prior to the acquisition of more than 10% of the Common Stock by such Related Person, in which event the normal requirements with respect to stockholder votes would apply.

     The Certificate provides that the number of directors will be not less than five nor more than 20. The Board of Directors currently has 11 members. The Company's By-Laws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and that the directors so chosen will hold office until the event of their death, resignation or removal.

     Stockholders can only take action at meetings of the stockholders. Special meetings of the stockholders may only be called by the Board of Directors or by any person authorized by the Board. The Company's By-Laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. The Certificate provides that the Board of Directors, when evaluating proposals regarding a tender offer, a merger, a consolidation or the purchase or acquisition of substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects of the transaction on employees, suppliers, customers and other constituents of the Company and its subsidiaries and on the communities in which they operate or are located.

     The provisions referred to above and in this paragraph and all of the By-Laws of the Company can be amended or repealed by the stockholders only if stockholders holding not less than 80% of the outstanding Common Stock and stockholders holding a majority of the total outstanding Common Stock, excluding Common Stock owned by a Related Person, vote for such amendment or repeal.

     The Company's By-Laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of stockholders of the Company (the "Stockholder Notice Procedure"). Only those stockholder nominees who are nominated in accordance with the Stockholder Notice Procedure will be eligible for election as directors of the Company. Under the Stockholder Notice Procedure, notice of stockholder nominations or proposals of other business to be made at an annual meeting (or of any other business to be brought before such meeting) generally must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement of the date of such meeting is first made). The Company's By-Laws specify information required to be provided to the Company by stockholders to comply with the Stockholder Notice Procedure.

     By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Company's Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company's Board, to inform stockholders about such qualifications. Although the Company's By-Laws do not give the Company's Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Section 203 of the Delaware General Corporation Law ("Section 203") prohibits certain persons ("interested stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become interested stockholders. Interested stockholders generally include (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation and (ii) persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such a person's status as an interested stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things (i) mergers or consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder or (v) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if (i) before a person becomes an interested stockholder, the board of directors of the corporation approves the transaction in which the interested stockholder became an interested stockholder or approves the business combina-tion, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares) or (iii) following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     For a discussion of the preferred share purchase rights associated with the outstanding shares of Common Stock, which also have certain anti-takeover effects, reference is made to the description of the Company's Rights Agreement contained in Amendment No. 6 to the Company's Registration Statement on Form 8-A, dated July 17, 1997, which is incorporated by reference herein. See "Available Information."

                           CERTAIN U.S. FEDERAL INCOME
                               TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition by a U.S. Holder (as defined below) or a United States Alien Holder (as defined below) of Debt Securities issued in registered form and of the acquisition, ownership and disposition by a United States Alien Holder of Common Stock. In the event that the Company issues Preferred Stock or Debt Securities in bearer form, the applicable Prospectus Supplement will describe the material federal income tax consequences thereof.

     The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of Debt Securities or Common Stock by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary addresses only investors that will hold the Debt Securities or Common Stock as capital assets and does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Debt Securities or Common Stock as part of straddles, hedging transactions or conversion transactions for federal tax purposes, investors whose functional currency is not the U.S. dollar or investors who enter into "constructive sales" of the Debt Securities or Common Stock). Additional United States federal income tax consequences applicable to particular Debt Securities may be set forth in the applicable Prospectus Supplement.

     As used herein, the term "U.S. Holder" means a beneficial owner of Debt Securities or Common Stock, as the case may be, that is (i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation or partnership created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax on a net income basis regardless of its source or (iv) in general, a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust. A "United States Alien Holder" is any holder who or that is not a U.S. Holder.

     The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE DEBT SECURITIES OR COMMON STOCK.

U.S. HOLDERS OF DEBT SECURITIES

     Except where otherwise expressly indicated, this summary under "U.S. Holders of Debt Securities" deals only with initial purchasers of Debt Securities at the issue price that are U.S. Holders.

     PAYMENTS OF INTEREST

     General. Interest on a Debt Security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Debt Security" that is not "qualified stated interest" (each as defined below under "Original Issue Discount -- General"), will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

     Foreign Currency Denominated Interest. If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis U.S. Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years of a U.S. Holder, the part of the period within the taxable year).

     Under the second method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis U.S. Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.

     Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Debt Security) denominated in, or determined by reference to, a foreign currency, the U.S. Holder will recognize ordinary income or loss measured by the difference between the exchange rate used to accrue interest income pursuant to one of the two above methods and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     ORIGINAL ISSUE DISCOUNT

     General. The following is a summary of the principal federal income tax consequences of the ownership of Debt Securities issued at an original issue discount. It is based in part upon the rules governing original issue discount that are set forth in Sections 1271 through 1275 of the Code and in Treasury regulations thereunder (the "OID Regulations"). The following summary does not discuss the federal income tax consequences of an investment in contingent payment debt instruments. In the event the Company issues contingent payment debt instruments, the applicable Prospectus Supplement will describe the material federal income tax consequences thereof.

     A Debt Security, other than a Debt Security with a term of one year or less (a "short-term Debt Security"), will be treated as issued at an original issue discount (a "Discount Debt Security") if the excess of the Debt Security's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Debt Security will be the first price at which a substantial amount of Debt Securities included in the issue of which the Debt Security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Debt Security is the total of all payments provided by the Debt Security that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on a Debt Security that are unconditionally payable at least annually during the entire term of the Debt Security at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Debt Security. Special rules for "Floating Rate Debt Securities" (as defined below under "Original Issue Discount -- Floating Rate Debt Securities") are described below under "Original Issue Discount -- Floating Rate Debt Securities."

     In general, if the excess of a Debt Security's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Debt Security is not a Discount Debt Security. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Debt Security with de minimis original issue discount must include such de minimis original issue discount in income as capital gain as stated principal payments on the Debt Security are made. The includible amount with respect to each such payment will equal the product of the total amount of the Debt Security's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Debt Security.

     U.S. Holders of Discount Debt Securities having a maturity of more than one year from their date of issue must include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Debt Security. The amount of OID includible in income by a U.S. Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds such Discount Debt Security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Debt Security may be of any length selected by the U.S. Holder and may vary in length over the term of the Debt Security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Debt Security occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Debt Security's adjusted issue price at the beginning of the accrual period and such Debt Security's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the Debt Security allocable to the accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of any accrual period is the issue price of the Debt Security increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Debt Security that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Debt Security contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Debt Security (other than any payment of qualified stated interest) and (y) the Debt Security's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. A U.S. Holder that purchases a Discount Debt Security for an amount less than or equal to the sum of all amounts payable on the Debt Security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the Debt Security immediately after its purchase over the adjusted issue price of the Debt Security, and the denominator of which is the excess of the sum of all amounts payable on the Debt Security after the purchase date, other than payments of qualified stated interest, over the Debt Security's adjusted issue price.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Debt Security is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Debt Security is to be made within one year of the Debt Security's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the issue price of the Debt Security may be computed by reducing the issue price (as determined under "Original Issue Discount--General") by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Debt Security.

     Debt Securities Subject to Contingencies Including Optional Redemption. In general, if a Debt Security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and if, based on all the facts and circumstances as of the issue date, a single payment schedule is significantly more likely than not to occur, then the yield and maturity of the Debt Security are computed based on that payment schedule.

     Notwithstanding the general rule described in the preceding paragraph, if the Company has an unconditional option or options to redeem a Debt Security, or the Holder has an unconditional option or options to cause a Debt Security to be repurchased, prior to the Debt Security's stated maturity, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Debt Security and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Debt Security. For purposes of those calculations, the yield on the Debt Security is determined by using any date on which the Debt Security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Debt Security as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Debt Security is repaid as a result of a change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Debt Security are redetermined by treating the Debt Security as reissued on the date of the change in circumstances for an amount equal to the Debt Security's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. A U.S. Holder may elect to include in gross income all interest that accrues on a Debt Security using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Debt Securities Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Debt Security with respect to which this election has been made, the issue price of the Debt Security will equal the electing U.S. Holder's adjusted basis in the Debt Security immediately after its acquisition, the issue date of the Debt Security will be the date of its acquisition by the electing U.S. Holder, and no payments on the Debt Security will be treated as payments of qualified stated interest. This election will generally apply only to the Debt Security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Debt Security with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the Debt Security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election to apply the constant-yield method to all interest on a Debt Security is made with respect to a Market Discount Debt Security (as defined below under "U.S. Holders of Debt Securities -- Market Discount"), the electing United States Holder will be treated as having made the election discussed below under "Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

     Floating Rate Debt Securities. Debt Securities that bear interest at a floating rate ("Floating Rate Debt Securities") generally will bear interest at a "qualified floating rate" and thus will be treated as "variable rate debt instruments" under the OID Regulations. A Floating Rate Debt Security will qualify as a "variable rate debt instrument" under the OID Regulations if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Debt Security by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Debt Security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note.

     An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information (e.g., one or more qualified floating rates or the yield of actively traded personal property). The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Debt Security's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Floating Rate Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Debt Security's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     If a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with OID unless the Floating Rate Debt Security is issued at a "true" discount (i.e., at a price below the Debt Security's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Debt Security arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security.

     In general, any other Floating Rate Debt Security that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Debt Security. The OID Regulations generally require that such a Floating Rate Debt Security be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Debt Security's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security. In the case of a Floating Rate Debt Security that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Debt Security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Debt Security as of the Floating Rate Debt Security's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Debt Security is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Debt Security is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Floating Rate Debt Security will account for such OID and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the ac-tual amount of interest accrued or paid on the Floating Rate Debt Security during the accrual period.

     If a Floating Rate Debt Security, such as a Debt Security the payments on which are determined by reference to any index, does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Debt Security would be treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Floating Rate Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable Prospectus Supplement.

     Short-Term Debt Securities. In general, an individual or other cash basis United States Holder of a short-term Debt Security is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities, common trust funds, U.S. Holders who hold Debt Securities as part of certain identified hedging transactions, certain pass-thru entities and cash basis U.S. Holders who so elect, are required to accrue OID on short-term Debt Securities on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the U.S. Holder. In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale, exchange or retirement. U.S. Holders who are not required and do not elect to accrue OID on short-term Debt Securities will be required to defer deductions for interest on borrowings incurred or continued to purchase or carry short-term Debt Securities in an amount not exceeding the deferred interest income until the deferred interest income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Debt Security, including stated interest, are included in the short-term Debt Security's stated redemption price at maturity.

     Foreign Currency Discount Debt Securities. OID for any accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above under "Payments of Interest -- Foreign Currency Denominated Interest." Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Debt Security), a U.S. Holder may recognize ordinary income or loss.

     MARKET DISCOUNT

     A Debt Security, other than a short-term Debt Security, will be treated as purchased at a market discount (a "Market Discount Debt Security") if the Debt Security's stated redemption price at maturity or, in the case of a Discount Debt Security, the Debt Security's "revised issue price", exceeds the amount for which the U.S. Holder purchased the Debt Security by at least 1/4 of 1 percent of such Debt Security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Debt Security's maturity. If such excess is not sufficient to cause the Debt Security to be a Market Discount Debt Security, then such excess constitutes "de minimis market discount." The Code provides that, for these purposes, the "revised issue price" of a Debt Security generally equals its issue price, increased by the amount of any OID that has accrued on the Debt Security.

     Any gain recognized on the maturity or disposition of a Market Discount Debt Security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Debt Security. Alternatively, a U.S. Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the Debt Security. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

     Market discount on a Market Discount Debt Security will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Debt Security with respect to which it is made and may not be revoked without the consent of the IRS. A United States Holder of a Market Discount Debt Security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Debt Security in an amount not exceeding the accrued market discount on such Debt Security until the maturity or disposition of such Debt Security.

     DEBT SECURITIES PURCHASED AT A PREMIUM

     A U.S. Holder that purchases a Debt Security for an amount in excess of its principal amount, or in the case of a Discount Debt Security, its stated redemption price at maturity, may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the U.S. Holder's income each year with respect to interest on the Debt Security will be reduced by the amount of amortizable bond premium allocable (based on the Debt Security's yield to maturity) to such year. A U.S. Holder who makes such election must reduce such Holder's tax basis in the Debt Security by the amount of amortized premium. In the case of a Debt Security that is denominated in, or determined by reference to a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Debt Securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount."

     PURCHASE, SALE AND RETIREMENT OF THE DEBT SECURITIES

     A U.S. Holder's tax basis in a Debt Security will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the U.S. Holder's income with respect to the Debt Security and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the U.S. Holder's income with respect to the Debt Security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Debt Security. The U.S. dollar cost of a Debt Security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the purchase.

     A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the tax basis of the Debt Security. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on the date of sale or retirement or, in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue Discount -- Short-Term Debt Securities" or "Market Discount" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss. Gain on property held by an individual taxpayer for more than 18 months is generally subject to a maximum rate of tax of 20%. Gain on property held by an individual taxpayer for more than one year and up to 18 months is generally subject to tax at a maximum rate of tax of 28%. U.S. Holders are urged to consult their own tax advisors with respect to recently enacted capital gains legislation.

     Gain or loss recognized by a U.S. Holder on the sale or retirement of a Debt Security that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

     CONVERSION

     A U.S. Holder's conversion of Debt Securities into Common Stock generally will not be a taxable event (except to the extent attributable to accrued but unpaid interest or to cash received in lieu of a fractional Share) for U.S. federal income tax purposes. A U.S. Holder's basis and holding period in Common Stock received upon conversion will generally be the same as the U.S. Holder's basis (exclusive of any tax basis allocable to a fractional share) and holding period in the Debt Securities converted.

     The conversion ratio of Debt Securities that are convertible will be subject to adjustment in certain circumstances. Those adjustments may give rise to deemed dividend income to U.S.

Holders. Furthermore, the failure to adjust the conversion ratio to reflect certain events can in some circumstances give rise to deemed dividend income to U.S. Holders.

     EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     Foreign currency received as interest on a Debt Security or on the sale or retirement of a Debt Security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of foreign currency (including its use to purchase Debt Securities or upon exchange for U.S. dollars) will be ordinary income or loss.

     AMORTIZING DEBT SECURITIES

     The applicable Prospectus Supplement will contain a discussion of special United States federal income tax rules applicable to Debt Securities that provide for partial principal payments prior to stated maturity.

UNITED STATES ALIEN HOLDERS

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal tax as if they were United States citizens and residents. See "U.S. Holders of Debt Securities" above.

     DEBT SECURITIES

     Under present United States federal income and estate tax law and subject to the discussion of backup withholding and, in the case of Debt Securities convertible into Common Stock of the Company ("Convertible Debt Securities"), the discussion under "United States Real Property Holding Corporation Considerations," below:

         (i) payments of principal, premium (if any) and interest (including
     OID) by the Company or any of its paying agents to any holder of a Debt Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the interest on the Debt Security is not contingent interest to which Section 871(h)(4)(A) of the Code is applicable, and (d) either (A) the beneficial owner of the Debt Security certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organi-zation, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

         (ii) a United States Alien Holder of a Debt Security will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

         (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the individual's death and in the case of a Debt Security on which all or a portion of the interest payments are contingent interest to which Section 871(h)(4)(A) is applicable, only to the extent that the value of such Debt Security is not allocable to such interest.

     Recently issued Treasury regulations (the "Withholding Regulations") that will be effective with respect to payments made after December 31, 1998, will provide alternative methods for satisfying the certification requirements described in clause (i)(d) above. The Withholding Regulations also will require, in the case of Debt Securities held by a foreign partnership, that (x) such certification requirements be satisfied by the partners and (y) the partnership provide certain information, including its taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     COMMON STOCK

     Dividends. In the event that dividends are paid on shares of Common Stock, except as described below, such dividends paid to a United States Alien Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the United States Alien Holder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the United States Alien Holder within the United States, the dividend would be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates, provided that Form 4224 is filed with the paying agent, and would be exempt from the 30% withholding tax described above. Certification and disclosure requirements relating to the effectively connected income exemption from withholding are slightly modified under the Withholding Regulations with respect to payments made after December 31, 1998. Any effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under currently effective United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under the Withholding Regulations, however, effective for payments made after December 31, 1998, a United States Alien Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

     A United States Alien Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

     Gain on Disposition of Common Stock. A United States Alien Holder generally will not be subject to United States federal income tax on any gain recognized on a disposition of a share of Common Stock unless (i) subject to the exception discussed below under "United States Real Property Holding Corporation Considerations," the Company is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such United States Alien Holder's holding period (the "Required Holding Period"), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the United States Alien Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the United States Alien Holder, (iii) the United States Alien Holder is an individual who holds the share of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the United States Alien Holder is subject to tax pursuant to the Code provisions applicable to certain United States expatriates.

     If an individual United States Alien Holder falls under clauses (ii) or
(iv) above, he or she will be taxed on his or her net gain derived from the sale under regular United States federal income tax rates. If the individual United States Alien Holder falls under clause (iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by United States capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a United States Alien Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, will under certain circumstances be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

     Federal Estate Taxes. Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     UNITED STATES REAL PROPERTY HOLDING CORPORATION CONSIDERATIONS

     Gain realized by a United States Alien Holder who would not ordinarily be subject to U.S. federal income tax on gain is, under certain circumstances, subject to tax on gain realized on the disposition (and possible withholding tax on the proceeds from such disposition) of interests (including stock and convertible debt) in a USRPHC, other than interests solely as a creditor. Except in the case of Convertible Debt Securities (or certain contingent payment Debt Securities with respect to which the proper United States Federal income tax treatment will be more fully described in the applicable Prospectus Supplement), United States Alien Holders of Debt Securities will not be subject to such tax or withholding, because Debt Securities will generally be considered interests solely as a creditor. Furthermore, while not free from doubt, the Company believes that it is not currently, and does not currently anticipate becoming, a USRPHC. A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. As a result, United States Alien Holders of Common Stock or Convertible Debt Securities should also not be subject to such tax or withholding.

     Even if the Company were a USRPHC, a United States Alien Holder would generally not be subject to tax, or withholding in respect of such tax, on gain from a sale or other disposition of Common Stock or Convertible Debt Securities by reason of the Company's USRPHC status so long as the Common Stock is regularly traded (and, in the case of a sale or other disposition of Convertible Debt Securities, such Securities are regularly traded) on an established securities market during the calendar year in which such sale or disposition occurs, provided that such holder does not own, actually or constructively, Common Stock or Convertible Debt Securities with a fair market value in excess of 5% of the fair market value of all Common Stock or Convertible Debt Securities, respectively, outstanding at any time during the Required Holding Period.

     If the Company is or has been a USRPHC within the Required Holding Period, and if a United States Alien Holder owns in excess of 5% (as described in the preceding paragraph), such United States Alien Holder of Common Stock or Convertible Debt Securities will be subject to United States federal income tax on gain recognized on a sale or other disposition of such Common Stock or Convertible Debt Securities, but will not be subject to withholding in respect of such tax provided that the Common Stock and Convertible Debt Securities are regularly traded during the year of sale or disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. HOLDERS

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security, payments of dividends on Common Stock and the proceeds of the sale of Common Stock or a Debt Security before maturity within the United States to, and to the accrual of OID on a Discount Debt Security with respect to, non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the U.S. Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

     UNITED STATES ALIEN HOLDERS

     Backup withholding will generally not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Debt Security if the certification described in clause (i)(d) under "United States Alien Holders -- Debt Securities" above is received, provided that the payor does not have actual knowledge that the holder is a United States person. The Company may be required to report annually to the IRS and to each United States Alien Holder the amount of interest paid to, and the tax withheld, if any, with respect to such Holder.

     The Company must report annually to the IRS and to each United States Alien Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the United States Alien Holder resides under the provisions of an applicable income tax treaty.

     Payments of the proceeds from the sale by a United States Alien Holder of Common Stock or a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, effective after December 31, 1998, in certain other cases, information reporting may apply to such payments. Payments of the proceeds from the sale of Common Stock or a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. ALL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DEBT SECURITIES OR COMMON STOCK TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, FEDERAL, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

                              PLAN OF DISTRIBUTION

     American Stores may sell the Securities in and/or outside the United
States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters or agents, if any, the purchase price of the Securities and the proceeds to American Stores from such sale. In addition, the applicable Prospectus Supplement will set forth any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased.

     If dealers are used in the sale of Securities in respect of which this Prospectus is delivered, American Stores will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be sold through agents designated by American Stores from time to time. Any agent involved in the offer or sale of the Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by American Stores to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Securities may be sold directly by American Stores to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

     Agents, dealers and underwriters may be entitled under agreements entered into with American Stores to indemnification by American Stores against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for American Stores in the ordinary course of business.

     In connection with an offering, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, such persons may overallot such offering, creating a syndicate short position. In addition, such persons may bid for, and purchase, the Securities in the open market to cover syndicate shorts or to stabilize the price of the Securities. Finally, such persons may reclaim selling concessions allowed for distributing the Securities in an offering, if such persons repurchase previously distributed Securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. Such persons are not required to engage in these activities, and may end any of these activities at any time. The Securities (other than shares of Common Stock) may or may not be listed on a national securities exchange. No assurances can be given as to the future liquidity of the trading market, if any, for any Securities issued.

                                  LEGAL MATTERS

     Certain legal matters in connection with any Offerings will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York and for any underwriters or agents by a firm specified in the applicable Prospectus Supplement.

                                     EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual report on Form 10-K for the year ended February 1, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                   PROSPECTUS

Available Information............................................... 2
Forward-Looking Statements.......................................... 3
Incorporation of Certain Documents by Reference..................... 3
The Company......................................................... 5
Selected Consolidated Financial Data................................ 6
Use of Proceeds..................................................... 8
Ratio of Earnings to Fixed Charges.................................. 8
Description of Debt Securities...................................... 8
Description of Preferred Stock...................................... 21
Description of Common Stock......................................... 23
Description of Depositary Shares.................................... 23
Current Capital Structure........................................... 26
Certain Provisions of the Restated Certificate of Incorporation and
By-Laws............................................................. 26
Certain U.S. Federal Income Tax Considerations...................... 29
Plan of Distribution................................................ 45
Legal Matters....................................................... 46
Experts............................................................. 46

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all fees and expenses payable in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions. All such fees and expenses will be paid by the Company. All the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

     Securities and Exchange Commission Registration Fee....        $303,031
     "Blue Sky" Fees and Expenses...........................          30,000
     Legal Fees and Expenses................................         125,000
     Accounting Fees and Expenses...........................          75,000
     Trustees' Fees.........................................          20,000
     Printing Expenses......................................         150,000
     Rating Agency Fees.....................................         540,000
     Miscellaneous..........................................           6,969
                                                                 ------------
        Total...............................................       $1,250,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances. Article Nine of the Restated Certificate of Incorporation of the Company provides the following:

     9.01 Elimination of Certain Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     9.02  Indemnification and Insurance.

     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or while serving as a Director or officer of the Corporation is or was also serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director or officer, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right (which may not be reduced or limited by any repeal or modification of this Section 9.02) and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the

Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination, prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability to or loss under the Delaware General Corporation Law.

     In addition, the Company maintains a directors' and officers' liability insurance policy.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBITS

  1.1   Form of Underwriting Agreement for Debt Securities.*

  1.2   Form of Underwriting Agreement for Preferred Stock.*

  1.3   Form of Underwriting Agreement for Common Stock.*

  1.4   Form of Agency Agreement, incorporated herein by reference to Exhibit
        1.2 of Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Commission on November 2, 1994.

  3.1 The Restated Certificate of Incorporation of American Stores Company, as amended, is incorporated herein by reference to Exhibit 3.1 of the Company's Form 10-K for the fiscal year ended February 3, 1996, as filed with the Commission on April 19, 1996, as amended by the Certificate of Amendment dated June 30, 1997, incorporated by reference to Exhibit 1 to the Form 8-K filed with the Commission on July 11, 1997.

  3.2 The Restated By-Laws of American Stores Company, as amended September 16, 1997.

  4.1(a)Rights Agreement, dated as of March 8, 1988, between the Company and First Chicago Trust Company of New York, formerly Morgan Stockholder Services Trust Company, as Rights Agent, and the amendments thereto (the "Rights Agreement"), are incorporated by reference to the Company's Registration Statement on Form 8-A, as filed with the Commission on March 16, 1988, and Amendments No. 1, 2, 3, 4, 5 and 6 to such Registration Statement, as filed with the Commission on March 28, 1990, July 17, 1991, May 17, 1994, July 3, 1996, February 25, 1997 and July
        17, 1997, respectively.

  4.1(b)Form of Indenture between American Stores Company and _________,
        Trustee, with respect to Senior Debt Securities ("Senior Indenture").*

  4.1(c)Form of Indenture between American Stores Company and _______, Trustee, with respect to Subordinated Debt Securities ("Subordinated Indenture").*

  5     Opinion of Wachtell, Lipton, Rosen & Katz as to legality.*

 12     Computation of Ratio of Earnings to Fixed Charges.

 23.1   Consent of Ernst & Young LLP.

 23.2   Consent of Wachtell, Lipton, Rosen & Katz
        (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

 24     Powers of Attorney.

 25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of ________.*

  99.1  Form of Deposit Agreement.

  99.2  Form of Depositary Receipt (included in Exhibit 99.1).
-----------------
*  To be filed by Amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

         Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on the 24th day of December, 1997.

                             AMERICAN STORES COMPANY

                                By:  /s/ Teresa Beck
                                   -----------------------------------------
                                                   TERESA BECK
                                             CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                 TITLE         DATE

/s/ Victor L. Lund                               December 24, 1997
--------------------------     Chairman of the   -----------------
       VICTOR L. LUND           Board, Chief
                                Executive
                                Officer and
                                Director
                                (Principal
                                Executive
                                Officer)

/s/ Teresa Beck                                  December 24, 1997
--------------------------     Chief Financial   -----------------
       TERESA BECK              Officer
                                (Principal
                                Financial
                                Officer)

/s/ Bradley M. Vierig                            December 24, 1997
--------------------------      Senior Vice      -----------------
    BRADLEY M. VIERIG           President
                                and Controller
                                (Principal
                                Accounting
                                Officer)

             *                                   December 24, 1997
 --------------------------   Director           -----------------
      PAMELA G. BAILEY

             *                                   December 24, 1997
--------------------------    Director           -----------------
       HENRY I. BRYANT

          SIGNATURE                 TITLE         DATE

             *                                   December 24, 1997
--------------------------    Director           -----------------
    ARDEN B. ENGEBRETSEN

             *                                   December 24, 1997
--------------------------    Director           -----------------
       JAMES B. FISHER

             *                                   December 24, 1997
--------------------------    Director           -----------------
     FERNANDO R. GUMUCIO

             *                                   December 24, 1997
--------------------------    Director           -----------------
       LEON G. HARMON

             *                                   December 24, 1997
--------------------------    Director           -----------------
       JOHN E. MASLINE

             *                                   December 24, 1997
--------------------------    Director           -----------------
     BARBARA S. PREISKEL

             *                                   December 24, 1997
--------------------------    Director           -----------------
         J.L. SCOTT

             *                                   December 24, 1997
--------------------------    Director           -----------------
       ARTHUR K. SMITH

*By:  /s/ Teresa Beck
   --------------------------
       TERESA BECK, AS
      ATTORNEY-IN-FACT

                     EXHIBIT INDEX

EXHIBIT                                               PAGE
NUMBER            DESCRIPTION OF EXHIBITS            NUMBER

  1.1   Form of Underwriting Agreement for Debt Securities.*

  1.2   Form of Underwriting Agreement for Preferred Stock.*

  1.3   Form of Underwriting Agreement for Common Stock.*

  1.4   Form of Agency Agreement, incorporated hereby by reference to Exhibit
        1.2 of Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Commission on November 2, 1994.

  3.1 The Restated Certificate of Incorporation of American Stores Company, as amended, is incorporated herein by reference to Exhibit
        3.1 of the Company's Form 10-K for the fiscal year ended February 3, 1996, as filed with the Commission on April 19, 1996, as amended by the Certificate of Amendment dated June 30, 1997, incorporated by reference to Exhibit 1 to the Form 8-K filed with the Commission on July 11, 1997.

  3.2 The Restated By-Laws of American Stores Company, as amended September 16, 1997.

  4.1(a)Rights Agreement, dated as of March 8, 1988, between the Company and First Chicago Trust Company of New York, formerly Morgan Stockholder Services Trust Company, as Rights Agent, and the amendments thereto (the "Rights Agreement"), are incorporated by reference to the Company's Registration Statement on Form 8-A, as filed with the Commission on March 16, 1988, and Amendments No. 1, 2, 3, 4, 5 and 6 to such Registration Statement, as filed with the Commission on March 28, 1990, July 17, 1991, May 17, 1994, July 3, 1996, February 25, 1997 and July
        17, 1997, respectively.

  4.1(b)Form of Indenture between American Stores Company and _________,
        Trustee, with respect to Senior Debt Securities ("Senior Indenture").*

  4.1(c)Form of Indenture between American Stores Company and _______, Trustee, with respect to Subordinated Debt Securities ("Subordinated Indenture").*

  5     Opinion of Wachtell, Lipton, Rosen & Katz as to legality.*

 12     Computation of Ratio of Earnings to Fixed Charges.

 23.1   Consent of Ernst & Young LLP.


 23.2 Consent of Wachtell, Lipton, Rosen & Katz (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

 24     Powers of Attorney.

 25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of ________.*

 99.1   Form of Deposit Agreement.

 99.2   Form of Depositary Receipt (included in Exhibit 99.1).


-----------------
*  To be filed by Amendment.